SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                    a21, Inc.
                                -----------------
             (Exact Name of Registrant as Specified in its Charter)

         Texas                                           74-2896910
-----------------------                              -------------------
(State of Incorporation                               (I.R.S. Employer
    or Organization)                                 Identification No.)

7660 Centurion Parkway, Jacksonville, Florida                 32256
---------------------------------------------             --------------
   (Address of Principal Executive Offices)                (Zip Code)


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
If this Form relates to the registration       If this Form relates to the registration
of a class of securities pursuant to           of a class of securities pursuant to
Section 12(b) of the Exchange Act and is       Section 12(g) of the Exchange Act and is
effective pursuant to General Instruction      effective pursuant to General Instruction
A.(c), please check the following box.         A.(d), please check the following box. |X|

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to
Section 12(b) of the Act:

Title of Each Class to be so Registered        Name of Each Exchange on Which Each Class
                                               is to be Registered

None                                           None

Securities to be registered pursuant to
Section 12(g) of the Act:

Title of Each Class to be so Registered        Name of Each Exchange on Which Each Class
                                               is to be Registered

Common Stock, $.001 par value                  Over-The-Counter Bulletin Board
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Item 1. Description of Registrant's Securities to be Registered.

      The authorized capital stock of a21 consists of 100,000,000 shares of common stock, $0.001 par value, 38,136,237 of which were issued and outstanding as of April 15, 2005, and 100,000 shares of undesignated preferred stock, $0.001 par value, none of which is issued and outstanding.

      Common Stock

      The holders of a21's common stock are entitled to one vote per share on all matters submitted to a vote of a21's shareholders. Cumulative voting in the election of directors is prohibited. Accordingly, the holders of a majority of the combined number of outstanding shares of common stock and a21's preferred stock entitled to vote in any election of directors may elect all of the directors standing for election.

      Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by a21's Board of Directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon a liquidation, dissolution or winding up of a21, the holders of common stock are entitled to receive ratably the net assets of a21 available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The holders of a21's common stock have no preemptive, subscription, redemption or conversion rights.

      Preferred Stock

      The holders of the shares of any series of preferred stock who are entitled to vote shall vote together with the holders of the shares of common stock, and not separately by class, except where class voting is required by the Texas Business Corporation Act or by a Certificate of Designation to a series of preferred stock which may be adopted by the Board of Directors. There are 100,000 shares of undesignated preferred stock authorized and no shares of preferred stock issued or outstanding. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of a21, the holders of a21's preferred stock, if any, will be entitled to distribution in full of the preferential amounts, if any, after which the holders of common stock will be entitled to receive all of the remaining assets of a21 available for distribution to its shareholders, ratably in proportion to the numbers of shares of common stock held by them. Shares of preferred stock may be issued from time to time in one or more series, the shares of each series to have such designations, preferences, limitations, and relative rights, including voting rights, as shall be adopted by a21's Board of Directors. Shares of preferred stock shall not have any preemptive rights.

      Anti-Takeover Provisions

      Some of a21's Articles of Incorporation, as amended (the "Articles of Incorporation"), and Bylaws, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder of a21 might consider to be in that shareholder's best interest, including attempts that might result in a premium over the market price for the shares held by a21's shareholders.

      Under the terms of a21's Articles of Incorporation, a21's Board of Directors may issue additional shares of common stock or establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that a21's Board of Directors fixes without shareholder approval. Any additional issuance of common stock or designation of rights, preferences, privileges and limitations with respect to preferred stock could have the effect of impeding or discouraging the acquisition of control of a21 by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of a21's management. Specifically, if in the due exercise of its fiduciary obligations, a21's Board of Directors were to determine that a takeover proposal was not in a21's best interest, shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. a21's Articles of Incorporation and Bylaws provide that special meetings of shareholders generally can be called only by a21's President, its Board of Directors or 10% or more of its voting shareholders.


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Item 2.      Exhibits.

Exhibit No.           Description
-----------           -----------

2.1 Amended and Restated Stock Purchase and Recapitalization Agreement by and among a21, Inc. and SuperStock, Inc., and Sellers dated November 10, 2003, amended February
                      20, 2004, and amended and restated February 29, 2004. (3)

3.1(a) Articles of Incorporation of a21, Inc., as filed with the Secretary of State of the State of Texas on October 29, 1998. (1)

3.1(b) Amendment to Articles of Incorporation of a21, Inc., as filed with the Secretary of State of the State of Texas filed on May 2, 2002. (2)

3.2                   Bylaws of a21, Inc., as amended to date. (1)

----------

(1) Incorporated herein by reference to the a21, Inc.'s Registration Statement on Form SB-2, filed with the SEC on December 1, 1998.

(2) Incorporated herein by reference to a21 Inc.'s Current Report on Form 8-K dated April 30, 2002, filed with the SEC on May 15, 2002.

(3) Incorporated herein by reference to a21 Inc.'s Current Report on Form 8-K filed with the SEC on March 15, 2004.


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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         a21, Inc.

Date: May 2, 2005                        By: /s/ Thomas V. Butta
                                             ----------------------------------
                                             Name:  Thomas V. Butta
                                             Title: President

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